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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, as amended and restated January 2, 2002, the Employee Stock Purchase Plan, as Amended and Restated January 2, 2002, the International Employee Stock Purchase Plan, as amended and restated January 2, 2002, and the 1995 Non-Employee Directors Stock Option Plan, as amended and restated January 2, 2002, of Sandisk Corporation, of our report dated January 21, 2002 (except for Note 3, as to which the date is March 5, 2002), with respect to the consolidated financial statements of Sandisk Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.


                           /s/ Ernst & Young LLP

 San Jose, California
 March  26, 2002